Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S‑8 (No. 33‑43123, No. 033‑60467 and No. 333‑188707) of SVB Financial Group of our report dated June 22, 2012, with respect to the statement of net assets available for benefits of the SVB Financial Group 401(k) and Employee Stock Ownership Plan as of December 31, 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2011, which report appears in the December 31, 2012 annual report on Form 11‑K of the SVB Financial Group 401(k) and Employee Stock Ownership Plan.

/s/ MOHLER, NIXON & WILLIAMS
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 25, 2013